CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 333-72511 on Form N-1A of our report dated February 10, 2017, relating to the financial statements and financial highlights of Calamos Advisors Trust, comprised solely of Calamos Growth and Income Portfolio, appearing in the Annual Report on Form N-CSR for the fiscal year ended December 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

April 19, 2017
Chicago, Illinois